Exhibit 99.1

Glenn Fogel
c/o Booking Holdings Inc.
800 Connecticut Avenue
Norwalk, CT 06854

Re: Appointment as CEO of Booking.com

Dear Glenn:
This letter agreement (this “Agreement”) serves to supplement and amend your employment agreement with Booking Holdings Inc. (“BHI”), dated December 15, 2016 (the “Employment Agreement”).

1.	Arrangement
Effective as of June 26, 2019, in addition to serving as the President, Chief Executive Officer, and Director of BHI, you will also serve in the role of Chief Executive Officer of Booking.com Holding B.V. (“Booking.com”). You will also be appointed a managing (statutory) director of Booking.com in accordance with its Articles of Association. Your responsibilities with respect to Booking.com will include, but are not limited to, those duties typical of a chief executive officer and statutory director, such as overseeing and managing the business of Booking.com. It is expected that you will spend fewer than 183 days per calendar year in the Netherlands devoted to the business of Booking.com.

Your service as an officer and director of Booking.com (the “Arrangement”) will continue until the earliest of (a) the termination of your employment with BHI, (b) your removal pursuant to Booking.com’s Articles of Association and (c) your resignation from either or both such positions. In the event of the termination of your employment with BHI, you hereby agree that you will voluntarily resign from your positions with Booking.com and execute any documents reasonably requested to evidence such resignation.

During the period of the Arrangement, the terms and conditions of your Employment Agreement will continue to apply, including your at-will status, unless expressly superseded by the contents of this Agreement, and you will remain an employee of BHI at all times. In the event of any inconsistency between this Agreement and your terms and conditions of employment with BHI in the United States, this Agreement will govern.

2.	Conditions of the Arrangement

The Arrangement is subject to, and conditional upon, the following:

(a)    obtaining any required passport, visa, resident and/or work permits and any related documents for the Netherlands; and
(b)    complying with any medical or government clearances required by the Netherlands.
During the Arrangement, you will notify BHI and Booking.com immediately if any circumstances arise which may affect your immigration status or permission to work in the Netherlands. BHI or Booking.com may require you to provide proof of your eligibility to work in the Netherlands, and reserves the right to immediately terminate the Arrangement if, for any reason, you are no longer entitled to reside or work in the Netherlands.

3.	Compensation and Benefits

(a)    During the Arrangement, you will continue to receive the compensation and benefits as set forth in the Employment Agreement or as otherwise provided for by the Compensation Committee of the Board of Directors of BHI, and all remuneration will be continued to be paid in U.S. dollars. Unless legally required under Dutch law, you will not be entitled to any additional benefits from either BHI or Booking.com, including with respect to your appointment as a managing director of Booking.com; provided, however, that (i) during the Arrangement, BHI will provide you with a monthly housing allowance in an amount equal to EUR6,100 (net of all applicable taxes), which amount shall be subject to annual review by BHI and which either will be (A) payable to you in cash in U.S. dollars in accordance with BHI’s normal payroll practices or (B) provided in the form of an apartment, with a monthly rent not to exceed EUR6,100, (ii) BHI will provide supplemental medical insurance coverage, if necessary, at BHI’s cost, during the Arrangement, (iii) BHI will pay for the preparation of your tax returns for all years affected by the Arrangement, and (iv) BHI will pay your reasonable legal fees and costs incurred during your lifetime associated with entering into this Agreement, with such fees not to exceed $10,000 and with all payments for such fees to be made within 90 days after the date on which you submit evidence of such expenses to BHI, but in all events prior to the last day of the calendar year following the calendar year in which you incur the expense. If any of the aforementioned benefits are deemed taxable income to you, BHI will cover the cost of any taxes incurred with respect to such benefits, with such taxes to be subject to the tax equalization process (including the timing of any payments owed) described in Section 4 below under the assumption you would not have received such payments or benefits (or paid any U.S. Federal, state or local income taxes thereof) if the Arrangement did not occur. In addition, in no event will the amount of any expenses reimbursed or paid in one year affect the amount of expenses eligible for reimbursement, or payment to, or for you in any other taxable year.
(b)    You will be required to comply with all U.S., state and local and foreign laws regarding personal income and social taxes. You will be responsible and liable for the submission of tax returns for the United States (including state and federal local tax returns, as applicable).
(c)    Booking.com will assist you with in securing a “30% tax ruling” from the Dutch tax authorities in accordance with the existing rules and regulations governing such rulings.

4.Taxation
During the Arrangement, you will continue to be responsible for payment of U.S. Federal, state and local income taxes as if you had remained in the U.S. in your home state. You will also be subject to Dutch income taxes on the income you earn during the Arrangement. In order to eliminate tax inequities as a result of working in the Netherlands, BHI will provide tax equalization to you. Consequently, during the Arrangement, you will pay approximately the same income and social security taxes that you would have paid had you not been subject to taxation in the Netherlands as a result of the Arrangement. The process of calculating and withholding your income tax liability requires BHI to estimate your hypothetical U.S. Federal and state income tax liability, based on your total U.S. taxable income earned during the year. This hypothetical tax liability will be withheld from your pay. Actual withholding for U.S. social security and state taxes will continue during the Arrangement. Booking.com will implement a shadow payroll for the purpose of calculating and remitting taxes in the Netherlands as they relate to the Dutch income that will be deemed received by you.
PricewaterhouseCoopers (“PwC”) or such other accounting or tax firm of similar repute chosen by BHI, and agreed upon by you, will assist in the filing of your U.S. Federal and state and foreign income tax returns. When your actual U.S. Federal and state tax returns are completed, PwC will calculate your final actual (U.S.) tax liability. This actual tax amount for the year involved is the amount you are responsible to pay. If the hypothetical tax amount previously withheld exceeds this amount, BHI will provide a refund of the excess to you within 60 days after completion of the tax equalization settlement calculation and if the hypothetical tax amount withheld is insufficient to cover this liability, you will be required to pay the difference to BHI within 60 days after completion of the tax equalization settlement; provided, that, in all events, all payments to you or BHI will be made by the end of the second calendar year after (a) the year in which your U.S. income tax return must be filed for the year to which the tax equalization payment relates, or, if later, (b) the latest tax year in which your Dutch tax return is required to be filed for the year to which the tax equalization payment relates.
For the avoidance of doubt, BHI and Booking.com acknowledge and agree that pursuant to this Section 4, during the Arrangement, you will not incur any income tax, social security or other employment-related tax liability over and above the payment of U.S. Federal, state and local income taxes arising from the performance of services on behalf of BHI, Booking.com or any of their respective affiliates, and you will not incur any negative income tax, social security or other employment-related, personal tax consequences as a result of working in the Netherlands. Furthermore, because U.S. or local Dutch tax authorities may determine in connection with an audit or otherwise, after the Arrangement has terminated, that you incurred additional income tax, social security or other employment-related tax liability during, or in any way associated with, the Arrangement, BHI and Booking.com acknowledge and hereby agree to provide you with all additional amounts required to be paid, within sixty (60) days of settlement of any such amounts with the U.S. or Dutch tax authorities, but in all events by the end of the calendar year immediately following the calendar year in which the resulting taxes are remitted to the taxing authority, and to provide you with tax equalization to avoid personal tax consequences as contemplated by this

Section 4, regardless of when such tax liability was incurred during, or is otherwise associated with, the Arrangement.
5.Expenses
BHI shall reimburse you (on production of such evidence as BHI shall reasonably require and your compliance with any expense policy in place from time to time at BHI) the amount of all expenses properly and reasonably incurred by you in the course of performing your duties to Booking.com. Any reimbursements or benefits-in-kind, including any benefits described in Section 3 of this Agreement, shall be made in accordance with Section 19(k) of the Employment Agreement and Section 409A of the Internal Revenue Code of 1986, as amended.

6.	Data Privacy
While you are providing services to Booking.com, the EU General Data Protection Regulation shall apply to the processing of your personal data by Booking.com.

7.	Governing Law
This Agreement will be governed by and construed in accordance with the substantive laws of the State of New York, United States, without giving effect to principles of conflicts of laws thereof. You expressly agree that the laws of the Netherlands do not apply and waive all claims under Dutch law. Furthermore, you agree that any litigation relating to this Agreement will be conducted solely in the federal or state courts of the State of New York. Notwithstanding the foregoing, to the extent that you are entitled to rights, benefits or compensation under the laws of both the Netherlands and the United States, you agree that you will be entitled to such rights, benefits, or compensation that are no greater than those provided to you under the terms of this Agreement, so that any advantages that may accrue to you under the laws of both jurisdictions may not be combined.

8.Miscellaneous
(a)    None of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of the other party. This Agreement does not create any partnership or agency relationship between BHI and Booking.com.
(b)    This Agreement contains all the terms of the agreement between you, BHI and Booking.com regarding the Arrangement.
(c)    Amendments to this Agreement may only be made in writing.

If you agree with the foregoing, please sign and date this Agreement in the space indicated below.

Very truly yours,

BOOKING HOLDINGS INC.
By: /s/ David Goulden___________

                                 Name: David Goulden
Title: Chief Financial Officer

BOOKING.COM HOLDING B.V.
By:/s/ Marcela Martin_________

                                 Name: Marcela Martin
Title: Director

Accepted and agreed to:
/s/ Glenn Fogel________________________
Glenn Fogel

Date: October 24, 2019